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                       [AMERICAN NATIONAL BANK LETTERHEAD]


                                                  November 1, 1994


Mr. Burke B. Roche
President
Binks Manufacturing Company
9201 W. Belmont Avenue
Franklin Park, IL  60131-2887

Dear Mr. Roche:

     The American National Bank and Trust Company of Chicago (the "Bank") is pleased to establish a line of credit in favor of Binks Manufacturing Company (the "Borrower") in the amount of $5,000,000 which shall continue from November 1, 1994 through August 31, 1995 (the "Maturity Date") unless the line of credit is terminated on an earlier date as set forth below.

(a) Loans under this line of credit will be evidenced and governed by the Bank's standard form of master note (the "Note"), a copy of which is attached hereto, and will bear interest, at Borrower's option, at:

     (i) a rate equal to the sum of the Bank's corporate base rate of interest announced by the Bank from time to time, changing when and as the corporate base rate changes, with interest payable on the last business day of each month, on the Maturity Date, and on demand thereafter (computed on the basis of a 365 day year and actual days elapsed); or

     (ii) subject to availability and for a maturity not to exceed 180 days, at a fixed rate equal to the sum of 100 basis points plus the Eurodollar rate, where the Eurodollar rate is the rate at which deposits in U.S. dollars in the amount and for a maturity corresponding to that of the loan are offered by the Bank in the offshore interbank market at approximately 10:00 a.m. (Chicago time) two business days prior to the date on which such loan is made, adjusted for maximum statutory reserve requirements; or

     (iii) banker's acceptance financing in 30 day increments, up to 180 days, will be available to the Borrower.

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                            American National Bank



Mr. Burke B. Roche
November 1, 1994
Page 2


(b) No interest period for or maturity of a loan hereunder shall extend beyond the Maturity Date. Interest and fees will be computed on the basis of actual days elapsed on a 360-day year basis, except for interest on loans under option
(a) (i) which will be computed on the basis of actual days elapsed on a 365 day year basis.

(c) The Borrower will use the proceeds of the loans hereunder for working capital purposes.

(d) The Bank shall have no obligation to make a loan hereunder (and all outstanding loans and accrued and unpaid interest, at the option of the Bank, may be declared immediately due and payable without notice) if, (i) there is any failure by the Borrower to pay principal, interest, fees, or other obligations when due under this letter, the Note, or any other agreement or arrangement with the Bank, (ii) there exists, and is continuing, any default under the Note, or any violation or failure to comply with any provision of the Note, (iii) any litigation is pending or threatened against the Borrower which would be reasonably likely to have a material adverse effect on its financial condition or results of operation, (iv) there is a material default, beyond the period of grace provided with respect thereto, under any agreement governing indebtedness of the Borrower, with respect to which there is an aggregate outstanding principal amount in excess of $500,000, (v) any petition is filed by or against the Borrower under the Federal Bankruptcy Code or similar state law and such petition remains undismissed or unstayed for a period of 30 days. The Bank may require a certificate of compliance with these conditions from the Borrower's Chief Financial Officer or Treasurer as a condition to making any loan hereunder.

(e) The bank has a valid copy of the Revolving Credit Agreement executed between the Borrower and NBD Bank, N.A. dated February 24, 1992 and all amendments, additions, or renewals thereto to and including the date hereof (the most recent amendment being dated August 25, 1994). Borrower will deliver to bank within 45 days of execution, copies of all future amendments, additions, or renewals of said Revolving Credit Agreement.

As soon as available and in any event within 45 days after the end of each fiscal quarter of the Company, the unaudited consolidated and consolidating balance sheet as of the end of such fiscal quarter and the related consolidated and consolidating statements of earnings, stockholders' equity and cash flows of the Company and its consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer of the applicable person as having been prepared in accordance with GAAP, together with a certificate of the chief financial officer of

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                            American National Bank



Mr. Burke B. Roche
November 1, 1994
Page 3


the Company stating that (A) no Default or Event of Default has occurred and is continuing or, if any Default or Event of default has occurred and is continuing, a statement setting forth the details thereof and the action which the applicable person has taken and proposes to take with respect thereto.

As soon as available and in any event within 90 days after the end of each fiscal year of the Company a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries and the related consolidated statements of earnings, stockholders' equity and cash flow for such fiscal year, with a customary audit report of KPMG Peat Marwick, or other independent certified public accountants selected by the Company and reasonably acceptable to Bank, without qualifications unacceptable to Bank, together with a copy of the certificate of such accountants, annually presented to NBD Bank, N.A., stating that they have reviewed the Credit Agreement currently in existence between Borrower and NBD Bank, N.A. and stating further whether, in the course of their review of such financial statements, they have become aware of any Default or Event of Default and, if such a Default or Event of Default then exists and is continuing, a statement setting forth the nature and status thereof.

Promptly upon the filing or making thereof, copies of each annual report, proxy or financial statement or other communication sent to the Company's stockholders generally and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the Securities and Exchange Commission or with any securities exchange or the National Association of Securities Dealers, Inc.

Borrower shall make available all documents reasonably requested by Bank, including any and all agreements with third parties, and a copy of the compliance certificate required pursuant to section 6.1 d(ii) of the NBD revolving credit agreement.

(f) THIS LETTER AND NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS. BOTH PARTIES HERETO WAIVE THE TRIAL BY JURY IN THE EVENT THIS LETTER OR THE NOTE BECOMES THE SUBJECT OF A DISPUTE.

     Mr. Roche, we are pleased to provide this financing arrangement to Binks Manufacturing Company, and look forward to establishing a long and mutually beneficial banking relationship. We are convinced that the fit between the two organizations is a good one, and it will be imperative for us to prove this over the months ahead.

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                            American National Bank



Mr. Burke B. Roche
November 1, 1994
Page 4


     Should you have any questions or concerns regarding this matter, please do not hesitate to contact me.

                                                  Sincerely,


                                                  /s/ Patrick J. Hickey




PJH/wlw


Accepted this 2nd day of November, 1994.


Binks Manufacturing Company



By:    /s/ Burke B. Roche
      ------------------------------
      Burke B. Roche
      President

Date:        11/2/94
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